EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-224158 and Form S-8 No. 333-233509) of Gannett Co, Inc. and in the related Prospectus of our reports dated March 2, 2020, with respect to the consolidated financial statements of Gannett Co, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Gannett Co, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2019.
/s/ Ernst & Young LLP
Tysons, Virginia
March 2, 2020